Exhibit 3.3.1

CERTIFICATE OF INCORPORATION

OF

EES FINANCE CORP.

The undersigned, a natural person (the “Sole Incorporator”), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:

FIRST

The name of the corporation (the “Corporation”) is EES Finance Corp.

SECOND

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

FOURTH

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 100 shares, all of which are Common Stock with a par value of $0.01.

FIFTH

The name and mailing address of the sole incorporator is:

Kelly M. Battle

c/o Exterran Holdings, Inc.

16666 Northchase Drive

Houston, Texas 77060

SIXTH

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the bylaws of the Corporation.

SEVENTH

Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

EIGHTH

A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under DGCL as in effect at the time such liability is determined. No amendment or repeal of this Article EIGHTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

NINTH

Subject to such limitations as may be from time to time imposed by other provisions of this Certificate of Incorporation, by the bylaws of the Corporation, by the DGCL or other applicable law, or by any contract or agreement to which the Corporation is or may become a party, the Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this express reservation.

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, herein declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 2nd day of March, 2015.

/s/ Kelly M. Battle
Kelly M. Battle
Sole Incorporator